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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ballantyne of Omaha, Inc.:

        We consent to the incorporation by reference in the registration statements on Forms S-8 (File Nos. 333-03849, 333-116739, 333-139177, and 333-153408) of Ballantyne of Omaha, Inc. of our reports dated March 16, 2009 with respect to the consolidated balance sheets of Ballantyne of Omaha, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Ballantyne of Omaha, Inc.

        Our report dated March 16, 2009, on the consolidated balance sheets of Ballantyne of Omaha, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule II, refers to Ballantyne of Omaha, Inc.'s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006 and the adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.

KPMG LLP

Omaha, Nebraska
March 16, 2009

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  Exhibit 23